EXHIBIT 12(b)

                   BANKERS TRUST CORPORATION AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED
                CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                              (dollars in millions)

                                                                                              Year Ended December 31,
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                                                                              1994        1995        1996        1997         1998
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
Earnings:
 1.  Income (loss) before income taxes                                      $  987      $  469      $1,131      $1,239       $  (77)
 2.  Add: Fixed charges excluding capitalized interest (Line 13)             3,911       5,138       5,483       5,959        6,954
 3.  Less: Equity in undistributed income of unconsolidated
        subsidiaries and affiliates                                             45          28          30        (117)          15
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 4.  Earnings including interest on deposits                                 4,853       5,579       6,584       7,315        6,862
 5.  Less: Interest on deposits                                                965       1,360       1,355       2,076        2,195
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 6.  Earnings excluding interest on deposits                                $3,888      $4,219      $5,229      $5,239       $4,667
====================================================================================================================================
Preferred Stock Dividend Requirements:
 7.  Preferred stock dividend requirements                                  $   28      $   51      $   51      $   49       $   32
 8.  Ratio of income (loss) from continuing operations before income taxes
        to income (loss) from continuing operations after income taxes         144%        151%        148%        143%         105%
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 9.  Preferred stock dividend requirements on a pretax basis                $   40      $   77      $   75      $   70       $   34
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Fixed Charges:
10.  Interest Expense                                                       $3,880      $5,105      $5,451      $5,926       $6,919
11.  Estimated interest component of net rental expense                         31          33          32          33           35
12.  Amortization of debt issuance expense                                      --          --          --          --           --
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13.  Total fixed charges including interest on deposits and
        excluding capitalized interest                                       3,911       5,138       5,483       5,959        6,954
14.  Add: Capitalized interest                                                  --          --          --          --           --
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15.  Total fixed charges                                                     3,911       5,138       5,483       5,959        6,954
16.  Add: Preferred stock dividend requirements--pretax (Line 9)                40          77          75          70           34
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17.  Total combined fixed charges and preferred
        stock dividend requirements on a pretax basis                        3,951       5,215       5,558       6,029        6,988
18.  Less: Interest on deposits (Line 5)                                       965       1,360       1,355       2,076        2,195
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19.  Combined fixed charges and preferred stock dividend requirements
        on a pretax basis excluding interest on deposits                    $2,986      $3,855      $4,203      $3,953       $4,793
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Consolidated Ratios of Earnings to Combined Fixed Charges and
     Preferred Stock Dividend Requirements:
Including interest on deposits (Line 4/Line 17)                               1.23        1.07        1.18        1.21          .98
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Excluding interest on deposits (Line 6/Line 19)                               1.30        1.09        1.24        1.32          .97
====================================================================================================================================

For the year ended December 31, 1998, earnings, as defined, did not cover fixed charges and preferred stock dividend requirements, including and excluding interest on deposits, by $126 million, as a result of a net loss recorded during the period.


124  Bankers Trust Corporation and its Subsidiaries